Exhibit 16.1
March 9, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentleman:

We were previously principal accountants for Red Robin Gourmet Burgers, Inc., (the “Company”) and under the date of March 3, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended December 27, 2020 and December 29, 2019, and the effectiveness of internal control over financial reporting as of December 27, 2020. On March 4, 2021, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 9, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the dismissal of KPMG LLP was determined by the Audit Committee of the Board of Directors of the Company, and we are not in a position to agree or disagree with the Company’s statements in Item 4.01(b), Engagement of New Independent Registered Public Accounting Firm.

Very truly yours,

/s/ KPMG LLP